UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 ________________
 FORM 8-K
  ________________
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
October 6, 2016
Date of Report (Date of earliest event reported)
  ________________
Milacron Holdings Corp.
(Exact name of registrant as specified in its charter)
  ________________

Delaware
(State or other jurisdiction
of incorporation)

001-37458	80-0798640 DIRE
(Commission File Number)	(IRS Employer Identification No.)

10200 Alliance Road, Suite 200 Cincinnati, Ohio	45242
(Address of principal executive offices)	(Zip Code)
(513) 487-5000
(Registrant’s telephone number, including area code)
________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.05	Costs Associated with Exit or Disposal Activities.
On September 30, 2016, Milacron Holdings Corp.'s (the "Company") wholly-owned subsidiary Ferromatik Milacron GmbH entered into an agreement with its local works council, Betriebsrat der Ferromatik Milacron GmbH, setting forth a restructuring plan related to its manufacturing facility in Malterdingen, Germany (“Plan”). The Plan is expected to impact approximately 120 employees with certain operational functions being shifted to the Company’s operations in the Czech Republic. Product design, sales and service will continue to be based out of the Malterdingen, Germany area. This consolidation of manufacturing capacity to the Czech Republic is part of the Company's global organizational redesign and cost reduction initiatives undertaken to reduce operating costs of the Company and maximize our operating efficiency and flexibility.

In connection with the Plan, the Company expects to incur severance and other related costs of approximately $13 to $15 million. Substantially all of these costs are anticipated to result in future cash expenditures and the Company expects these actions to be substantially complete by the end of 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILACRON HOLDINGS CORP.

By:	/s/ Bruce Chalmers
Name:	Bruce Chalmers
Title:	Chief Financial Officer
Date: October 6, 2016